EXHIBIT 10.16

FOURTH AMENDED AND RESTATED
LOAN AGREEMENT
July 22, 2009
by and between
CUMBERLAND PHARMACEUTICALS INC.,
as the Borrower
and
BANK OF AMERICA, N.A.,
as the Bank

$ 22,000,000

TABLE OF CONTENTS

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS		1
	1.1	Line of Credit Amount	1
	1.2	Availability Period	1
	1.3	Interest Rate	1
	1.4	Repayment Terms	2
	1.5	Prepayments	2

2.	FACILITY NO. 2: TERM LOAN AMOUNT AND TERMS		3
	2.1	Loan Amount	3
	2.2	Availability Period	3
	2.3	Interest Rate	3
	2.4	Repayment Terms	3
	2.5	Prepayments	3

3.	FEES AND EXPENSES		4
	3.1	Fees	4
	3.2	Expenses	5
	3.3	Reimbursement Costs	5

4.	COLLATERAL		5
	4.1	Personal Property	5

5.	DISBURSEMENTS, PAYMENTS AND COSTS		6
	5.1	Disbursements and Payments	6
	5.2	Telephone and Telefax Authorization	6
	5.3	Direct Debit (Pre-Billing)	7
	5.4	Banking Days	7
	5.5	Interest Calculation	7
	5.6	Default Rate	7

6.	CONDITIONS		8
	6.1	Authorizations and Incumbency	8
	6.2	Governing Documents	8
	6.3	CET Intercompany Debt	8
	6.4	Loan Documents	8
	6.5	Perfection and Evidence of Priority	8
	6.6	Payment of Fees, Etc.	8
	6.7	Good Standing	8
	6.8	Legal Opinion	9
	6.9	Financial Statements	9
	6.10	Insurance	9
	6.11	Consents, Licenses, Permits, Assignments	9
	6.12	Liquidity	9
	6.13	Representations, Warranties and No Default	9
	6.14	Other Required Documentation	9

7.	REPRESENTATIONS AND WARRANTIES		9
	7.1	Formation	10
	7.2	Authorization	10
	7.3	Enforceable Agreements	10
	7.4	Good Standing	10
	7.5	No Conflicts	10

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	7.6	Financial Information	10
	7.7	Lawsuits	10
	7.8	Collateral	10
	7.9	Permits, Franchises	11
	7.10	Other Obligations	11
	7.11	Tax Matters	11
	7.12	No Event of Default	11
	7.13	Insurance	11
	7.14	Location of Borrower	11
	7.15	Capitalization	11
	7.16	Material Adverse Change	12
	7.17	Subsidiaries	12

8.	COVENANTS		12
	8.1	Use of Proceeds	12
	8.2	Financial Information	12
	8.3	Leverage Ratio.	13
	8.4	Fixed Charge Coverage Ratio	14
	8.5	Liquidity	14
	8.6	Capital Expenditures	14
	8.7	Lease Expenditures	15
	8.8	Restricted Payments	15
	8.9	Bank as Principal Depository	16
	8.10	Other Debts	16
	8.11	Other Liens	16
	8.12	Maintenance of Assets	17
	8.13	Investments	17
	8.14	Loans	17
	8.15	Additional Negative Covenants	17
	8.16	Notices to Bank	18
	8.17	Insurance	18
	8.18	Compliance with Laws	18
	8.19	ERISA Plans	18
	8.20	Books and Records	19
	8.21	Visits, Inspections and Audits	19
	8.22	Perfection of Liens	19
	8.23	Cooperation	19
	8.24	Collateral Account Notification and Acknowledgement	19
	8.25	Subsidiaries	19
	8.26	Change of Management	19

9.	HAZARDOUS SUBSTANCES		20
	9.1	Indemnity Regarding Hazardous Substances	20
	9.2	Compliance Regarding Hazardous Substances	20
	9.3	Notices Regarding Hazardous Substances	20
	9.4	Site Visits, Observations and Testing	20
	9.5	Definition of Hazardous Substances	20
	9.6	Continuing Obligation	21

10.	DEFAULT AND REMEDIES		21
	10.1	Failure to Pay	21
	10.2	Other Bank Agreements	21
	10.3	Cross-Default	21
	10.4	False Information	21

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	10.5	Bankruptcy	22
	10.6	Receivers	22
	10.7	Lien Priority	22
	10.8	Lawsuits	22
	10.9	Judgments	22
	10.10	Death	22
	10.11	Material Adverse Change	22
	10.12	Government Action	22
	10.13	Default Under Related Documents	22
	10.14	Other Breach Under Agreement	23
	10.15	Change in Control	23

11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS		23
	11.1	GAAP	23
	11.2	Tennessee Law	23
	11.3	Successors and Assigns	23
	11.4	Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law	23
	11.5	Arbitration and Waiver of Jury Trial	24
	11.6	Severability; Waivers	25
	11.7	Costs and Attorneys’ Fees	25
	11.8	Individual Liability	25
	11.9	One Agreement	25
	11.10	Indemnification	26
	11.11	Notices	26
	11.12	Headings	26
	11.13	Counterparts	26
	11.14	Existing Loan Agreement and Existing Loan Documents	26

Schedules

Schedule 7.7	Litigation
Schedule 1.1	Use of Term Loan Proceeds and Related Restricted Payments
Schedule 8.10	Liabilities
Schedule 8.11	Liens
Schedule 8.14	Loans/Extensions of Credit

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FOURTH AMENDED AND RESTATED LOAN AGREEMENT
     THIS FOURTH AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”) dated as of July 22, 2009, is between BANK OF AMERICA, N.A., a national banking association (the “Bank”) and CUMBERLAND PHARMACEUTICALS INC., a Tennessee corporation (the “Borrower”).
     WHEREAS, the Borrower and the Bank are parties to a certain Third Amended and Restated Loan Agreement dated as of December 30, 2008, between the Borrower and the Bank (as heretofore amended, modified or supplemented from time to time, the “Existing Loan Agreement”) and certain of the loan documents listed on Schedule 1 hereto (as heretofore amended, modified or supplemented from time to time, the “Existing Loan Documents”);
     WHEREAS, at the Borrower’s request and in reliance upon the representations and inducements of the Borrower set forth herein, the Bank has agreed to modify the terms and conditions of the Existing Loan Agreement and to amend and restate the Existing Loan Agreement in its entirety as more particularly hereinafter set forth; and
     WHEREAS, the Borrower and the Bank have agreed to amend or to amend and restate certain of the Existing Loan Documents pursuant to the Loan Documents (as hereinafter defined);
     NOW, THEREFORE, in consideration of the Facility No. 1 Commitment and the Facility No. 2 Commitment described below (collectively, the “Facilities”), the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Bank and the Borrower agree as follows:
1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)	Subject to and upon the terms, conditions and provisions of this Agreement, including but not limited to Section 1.2 below, the Bank will provide a line of credit to the Borrower in a principal amount not to exceed Four Million Dollars ($4,000,000) outstanding at any one time (the “Facility No. 1 Commitment”).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the amount of the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2	Availability Period.
The Facility No. 1 Commitment is available between the date of this Agreement and December 31, 2012, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).
1.3	Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin; provided, however, that in no event shall the interest payable in respect of amounts advanced pursuant to the Facility No. 1 Commitment exceed the maximum amounts collectible under applicable law from time to time.

(b)	The “BBA LIBOR Daily Floating Rate” is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(c)	The “Applicable Margin” means and refers to the following percentages per annum, based upon the Borrower’s Leverage Ratio as set forth in the most recent compliance certificate received by the Bank pursuant to Section 8.2(c):

Pricing Level	Leverage Ratio	Applicable Margin

1	< 1.00	3.50%
2	≥ 1.00 but < 1.50	4.00%
3	≥ 1.50 but < 1.75	4.50%
4	≥ 1.75	5.50%
Any increase or decrease in the Applicable Margin resulting from a change in the Borrower’s Leverage Ratio shall become effective as of the first banking day following the date a compliance certificate is delivered pursuant to Section 8.2(c); provided, however, that:
(i)	from the date of this Agreement until the day on which the Term Loan Advance (as hereinafter defined) is made, the Applicable Rate shall be determined based upon Pricing Level 2,

(ii)	from the day on which the Term Loan Advance is made through the first banking day following the next date that a compliance certificate is delivered pursuant to Section 8.2(c), the Applicable Rate shall be determined based upon Pricing Level 4, and

(iii)	if a compliance certificate is not delivered when due in accordance with the preceding clause (ii) or Section 8.2(c), then Pricing Level 4 shall apply as of the first banking day after the date on which such compliance certificate was required to have been delivered.
1.4	Repayment Terms.

(a)	The Borrower will pay interest on September 30, 2009 and on the last day of each December, March, June and September thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

1.5	Prepayments.
The Borrower may prepay this loan in full or in part at any time and from time to time, without premium or penalty; provided, however, that if the Borrower terminates the Facility No. 1 Commitment in whole or in part on or before December 31, 2010, the Borrower shall pay to the Lender a commitment termination payment equal to four percent (4%) of the amount of the Facility No. 1 Commitment so terminated.

2.	FACILITY NO. 2: TERM LOAN AMOUNT AND TERMS

2.1	Loan Amount.
Subject to and upon the terms, conditions and provisions of this Agreement, the Bank agrees to provide a term loan to the Borrower in the amount of Eighteen Million Dollars ($18,000,000) (the “Facility No. 2 Commitment”).
2.2	Availability Period.
On and as of the date of this Agreement, the amount currently outstanding under the Facility No. 2 Commitment pursuant to the Existing Loan Agreement is $4,166,666. Prior to the date on which the Term Loan Advance is made, the Borrower may prepay all or any portion of such amount and reborrow the amount prepaid as a part of the Term Loan Advance. An amount not to exceed the amount by which the Facility No. 2 Commitment as set forth in Section 2.1 exceeds the principal amount of this loan outstanding on the day prior to the making of the Term Loan Advance is available in one disbursement from the Bank (the “Term Loan Advance”) on a banking day that is on or after the date of this Agreement and not later than September 15, 2009.
2.3	Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin; provided, however, that in no event shall the interest payable in respect of amounts advanced pursuant to the Facility No. 2 Commitment exceed the maximum amounts collectible under applicable law from time to time.

(b)	The BBA LIBOR Daily Floating Rate and the Applicable Margin shall be determined as provided in paragraphs (b) and (c) of Section 1.3.

2.4	Repayment Terms.

(a)	The Borrower will pay interest on September 30, 2009 and on the last day of each December, March, June and September thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay principal in equal consecutive installments in the amount of One Million Five Hundred Thousand and No/100ths Dollars ($1,500,000.00) each beginning on March 31, 2010 and continuing on the last day of each June, September, December and March thereafter until December 31, 2012 (the “Repayment Period”). In any event, on the last day of the Repayment Period, the Borrower will repay the entire remaining principal balance plus any interest or other charges outstanding under this facility.

2.5	Prepayments.

(a)	Voluntary Prepayments. The Borrower may prepay this loan in full or in part at any time and from time to time. Following the making of the Term Loan Advance, any prepayment of this loan in whole or in part (other than mandatory payments in respect of Excess Cash Flow pursuant to Section 2.5(b)) made on or before December 31, 2010 shall be accompanied by a prepayment premium equal to four percent (4%) of the amount prepaid. Prepayments made after December 31, 2010 may be made without premium or penalty. The Borrower will give the Bank irrevocable written notice of the Borrower’s intention to make a prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least five (5) banking days in advance of the prepayment. The prepayment will be applied to the most remote payment(s) of principal due under this Agreement in respect of the Facility No. 2 Commitment.

(b)	Mandatory Prepayments — Excess Cash Flow. Within 120 days after the end of each fiscal year of the Borrower ending after the date of this Agreement, the Borrower agrees to make an additional principal payment equal to the Applicable ECF Percentage of its Excess Cash Flow for the fiscal year then ended. The additional payment will be applied to the most remote payment(s) of principal due under this Agreement in respect of the Facility No. 2 Commitment. As used herein:

“Applicable ECF Percentage” means, with respect to any fiscal year of the Borrower, (a) fifty percent (50%), if (i) the Borrower’s Leverage Ratio as set forth in the compliance certificate for the fourth fiscal quarter of such fiscal year delivered to the Bank pursuant to Section 8.2(c) is equal to or greater than 1.75 to 1.00 or (ii) the Borrower has failed to deliver such compliance certificate to the Bank, or (b) 0%, if the preceding clause (a) does not apply.

“ECF Working Capital” means, for the Borrower and its Subsidiaries on a consolidated basis, the difference between current assets (excluding cash and cash equivalents) and current liabilities.

“ECF Working Capital Adjustment” means, with respect to any fiscal year of the Borrower, the difference (which may be a negative number) between (a) ECF Working Capital as of the end of such fiscal year and (b) ECF Working Capital as of the beginning of such fiscal year.

“Excess Cash Flow” means, for any fiscal year of the Borrower, Borrower’s EBITDA, minus the ECF Working Capital Adjustment, minus principal payments made pursuant to Section 2.4(b), minus principal payments permanently reducing the Facility No. 1 Commitment amount, minus scheduled payments of capital lease obligations, minus capital expenditures (net of proceeds of related financings or asset dispositions used to finance such expenditures), minus cash interest payments minus cash taxes paid.

3.	FEES AND EXPENSES

3.1	Fees.

(a)	Fee Letter. The Borrower agrees to pay to the Bank fees and other compensation as provided in the fee letter of even date herewith, by and between the Bank and the Borrower (the “Fee Letter”).

(b)	Unused Commitment Fee.
(i)	Facility No. 1 Commitment. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at the Applicable Facility No. 1 Commitment Fee Rate. The fee is due and payable on September 30, 2009 and on the last day of each December, March, June and September thereafter until the expiration of the availability period. As used herein:

“Applicable Facility No. 1 Commitment Fee Rate” means, as of any date of determination, (a) three-fourths of one percent (0.75%) per year, if (i) the Borrower’s Leverage Ratio as set forth in the compliance certificate then most recently delivered to the Bank pursuant to Section 8.2(c) is equal to or greater than 1.75 to 1.00 or (ii) the Borrower is then in default of its obligation to deliver a compliance certificate to the Bank as required by Section 8.2(c), or (b) one-half of one percent (0.50%) per year, if the preceding clause (a) does not apply.

(ii)	Facility No. 2 Commitment. For the period from the date of this Agreement through September 15, 2009 or such earlier date on which proceeds of the Facility No. 2

Commitment are advanced as provided in Section 2.2, the Borrower agrees to pay a fee on any difference between the amount of the Facility No. 2 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at the rate of 0.75% per year. The fee is due and payable on September 15, 2009 or, if earlier, on the date on which proceeds of the Facility No. 2 Commitment are advanced as provided in Section 2.2.
3.2	Expenses.
Promptly, and in any event within ten (10) banking days after any demand by the Bank therefor, the Borrower will repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.
3.3	Reimbursement Costs.

(a)	Promptly, and in any event within ten (10) banking days after any demand by the Bank therefor, the Borrower will reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	Promptly, and in any event within ten (10) banking days after any demand by the Bank therefor, the Borrower will reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and Collateral, and appraisals of the Collateral, at such intervals as the Bank may reasonably require, but no less frequently than annually. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	COLLATERAL

4.1	Personal Property.
The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement as indicated and further defined in the security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.
(a)	Equipment and fixtures owned by the Borrower or any Obligor (as hereinafter defined).

(b)	Inventory owned by the Borrower or any Obligor.

(c)	Accounts, contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, general intangibles and documents of title owned by the Borrower or any Obligor.

(d)	Securities or other investment property owned by the Borrower or any Obligor as described in one or more pledge agreements required by the Bank (including equity interests in Subsidiaries of the Borrower).

Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower shall comply with Regulation U. If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement.

(e)	Deposit accounts with the Bank and owned by the Borrower or any Obligor.

(f)	Patents, trademarks and other general intangibles owned by the Borrower or any Obligor.

(g)	The Amended and Restated Promissory Note dated December 30, 2008, in the principal amount not exceeding $1,500,000, made and executed by Cumberland Emerging Technologies, Inc., a Tennessee corporation (“CET”), payable to the order of the Borrower, evidencing the now existing and hereafter arising indebtedness of CET to the Borrower (together with any and all extensions, modifications, renewals and replacements thereof, the “CET Pledged Note”), and the Security Agreement dated April 6, 2006, between CET and the Borrower, as amended by First Amendment to Security Agreement dated December 30, 2008 (as the same has been or may be amended, restated, supplemented, extended, modified, restructured, renewed or replaced from time to time, the “CET Security Agreement”), together with any related instruments, documents and agreements.
As used herein, “Collateral” shall mean and refer to all property and interests in property of the Borrower or any Obligor now or hereafter securing the indebtedness and other obligations of the Borrower to the Bank in connection with the Facilities.
5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower or any other individual designated by any one of such authorized signers.

(b)	Advances will be deposited in and repayments will be withdrawn from the primary operating account of the Borrower maintained with the Bank or such other of the Borrower’s accounts with the Bank as is designated in writing from time to time by the Borrower and approved for such purposes by the Bank (the “Designated Account”).

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3	Direct Debit (Pre-Billing).

(a)	The Borrower agrees that the Bank will debit the Designated Account on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b)	Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)	The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:
(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d)	The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

5.4	Banking Days.
Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements that would be due on a day that is not a banking day will be due on the next banking day. All payments received on a day that is not a banking day will be applied to the credit on the next banking day.
5.5	Interest Calculation.
Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal that are not paid when due under this Agreement shall continue to bear interest until paid.
5.6	Default Rate.
Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs that are not paid when due, will at the option of the Bank bear interest at a rate that is four percentage points (4.00%) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.
6.	CONDITIONS
Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.
6.1	Authorizations and Incumbency.
If the Borrower is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized. A certificate of the secretary of the Borrower as to the incumbency and signature of all officers of the Borrower authorized to execute or attest to any instrument or agreement required under this Agreement.
6.2	Governing Documents.
If required by the Bank, a copy of the Borrower’s organizational documents.
6.3	CET Intercompany Debt.
Such amendments or modifications of the CET Pledged Note and the CET Security Agreement as the Bank reasonably may request, in form and substance satisfactory to the Bank, together with an assignment to the Bank of, and grant to the Bank of a security interest in, all of the Borrower’s right, title and interest in and to the CET Pledged Note and the CET Security Agreement, such assignment to be in form and substance satisfactory to the Bank.
6.4	Loan Documents.
Signed originals of such security agreements (including intellectual property security agreements) covering the Collateral, promissory notes, warrants, fee letters and other instruments, documents and agreements as the Bank from time to time shall require to evidence or secure the Facility No. 1 Commitment and the Facility No. 2 Commitment or otherwise in connection therewith (collectively, the “Loan Documents”).
6.5	Perfection and Evidence of Priority.
Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.
6.6	Payment of Fees, Etc.
Such instruments and documents as are required by the Fee Letter, together with payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”
6.7	Good Standing.
Certificates of good standing for the Borrower and CET from its state of formation and from any other state in which the Borrower and CET is required to qualify to conduct its business.

6.8	Legal Opinion.
A written opinion from the Borrower’s and CET’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.
6.9	Financial Statements.
Detailed consolidated projections (including balance sheet, profit and loss statement and statement of cash flow) by product line on an annual basis for fiscal years 2010, 2011 and 2012.
6.10	Insurance.
Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.
6.11	Consents, Licenses, Permits, Assignments.

(a)	Evidence satisfactory to the Bank that the Borrower has obtained all requisite consents and approvals required to be obtained from any person to permit the transactions contemplated by this Agreement and the other Loan Documents executed in connection herewith to be consummated in accordance with their respective terms and conditions.

(b)	Evidence satisfactory to the Bank that Borrower and the Collateral are in compliance with all applicable governmental requirements and that all permits, and any necessary licenses and approvals have been obtained.

(c)	Evidence satisfactory to the Bank that Leo Pavliv has assigned to the Borrower the patent rights to the pharmaceutical composition of 2-(4-isobutylphenyl) propionic acid.

6.12	Liquidity.
Evidence satisfactory to the Bank that the Borrower has a minimum liquidity of $5,000,000 in either cash or cash equivalents acceptable to the Bank.
6.13	Representations, Warranties and No Default.
Receipt by the Bank of a certificate of a properly authorized officer of the Borrower, stating that (a) each of the representations and warranties contained herein is true and correct at and as of the date hereof with the same force and effect as if made on such date and (b) no default hereunder or under any of the other Loan Documents executed in connection therewith has occurred and is continuing.
6.14	Other Required Documentation.
All other documents, instruments, agreements, opinions, certificates, insurance policies, consents and evidences of other legal matters, in form and substance satisfactory to the Bank and its counsel, that are required by the terms of any term sheet or commitment of the Bank relating to the credit that is the subject of this Agreement or that the Bank otherwise may reasonable request.
7.	REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1	Formation.
If the Borrower or any Subsidiary is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.
7.2	Authorization.
This Agreement, and any instrument or agreement required hereunder, are within the powers of the Borrower or the applicable Obligor, have been duly authorized, and do not conflict with any of its organizational papers.
7.3	Enforceable Agreements.
This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered by the Borrower or the applicable Obligor(s), will be similarly legal, valid, binding and enforceable.
7.4	Good Standing.
Each of the Borrower and its Subsidiaries is properly licensed, in good standing and, where required, in compliance with fictitious name statutes in each jurisdiction in which it does business.
7.5	No Conflicts.
This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any of its Subsidiaries is bound.
7.6	Financial Information.
All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the financial condition of the Borrower and its Subsidiaries, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries.
7.7	Lawsuits.
Except as disclosed in Schedule 7.7, there is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any of its Subsidiaries that, if lost, would impair the Borrower’s or any Obligor’s financial condition or ability to repay the Facilities.
7.8	Collateral.
All Collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except (a) liens in existence on the date of this Agreement and disclosed in Schedule 8.11 and (b) liens securing purchase money debt or indebtedness arising under capitalized lease obligations permitted by this Agreement; provided, however, that in each case any such liens shall attach only to the specific item(s) of property or asset(s) financed with such purchase money debt or capitalized lease.

7.9	Permits, Franchises.
Each of the Borrower and its Subsidiaries possesses all permits, memberships, franchises, contracts, licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
7.10	Other Obligations.
Neither the Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
7.11	Tax Matters.
The Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary’s income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.
7.12	No Event of Default.
There is no event that is, or with notice or lapse of time or both would be, a default under this Agreement.
7.13	Insurance.
The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.
7.14	Location of Borrower.
The place of business of the Borrower and its Subsidiaries (or, if the Borrower and its Subsidiaries have more than one place of business, their chief executive office) is located as follows:
Cumberland Pharmaceuticals Inc. 2525 West End Avenue, Suite 950 Nashville, Tennessee 37203
7.15	Capitalization.

(a)	As of June 30, 2009, the authorized capital stock of the Borrower consists of (1) 100,000,000 shares of common stock, no par value per share (“Common Shares”), of which 10,465,693 shares (the “Outstanding Common Shares”) are issued and outstanding, and (2) 3,000,000 shares of preferred stock, no par value per share, of which 812,749 shares (the “Outstanding Preferred Shares”) are issued and outstanding. All of the Outstanding Common Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights. All of the Outstanding Preferred Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and are convertible into Common Shares.

(b)	The Borrower’s amended 1999 Stock Option Plan (the “1999 Plan”) has been replaced with the Borrower’s 2007 Long-Term Incentive Compensation Plan and the Borrower’s 2007 Directors’ Incentive Plan (collectively, the “2007 Plans”). As of June 30, 2009, (i) 2,650,000 options to purchase Common Shares (“Options”) are authorized for issuance under the 2007 Plans, and (ii) 7,189,997 Options are issued and outstanding under the 1999 Plan and the 2007 Plans, of which 6,839,832 Options are fully vested and exercisable.

7.16	Material Adverse Change.
Since December 31, 2008, no material adverse change has occurred on or in (a) the properties, business, prospects, operations, management or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of the Borrower or any Obligor to perform any of its obligations under this Agreement or the other Loan Documents to which it is a party.
7.17	Subsidiaries.
As of the date of this Agreement, the Borrower has no Subsidiaries other than CET and Cumberland Pharma Sales Corp., a Tennessee corporation (“CPSC”). As used herein, “Subsidiary” of a person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
8.	COVENANTS
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:
8.1	Use of Proceeds.

(a)	To use the proceeds of the Facility No. 1 Commitment only (i) to refinance the credit facilities provided pursuant to the Existing Credit Agreement and for general operating and working capital expenses and (ii) to extend credit to CET as permitted by this Agreement.

(b)	To use the proceeds of the Facility No. 2 Commitment only (i) to refinance the credit facilities provided pursuant to the Existing Credit Agreement and (ii) to make the Restricted Payments described on attached Schedule 8.1.

(c)	In all events, the proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

8.2	Financial Information.
To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:
(a)	Within 150 days after the end of each fiscal year of the Borrower, the annual financial statements of the Borrower, which shall include a balance sheet, profit and loss statement and statement of cash flow, certified and dated by the chief executive or chief financial officer of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a certified public accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis and include unaudited statements on a consolidating basis.

(b)	Within 60 days after the beginning of each fiscal year of the Borrower, (i) a copy of the Borrower’s operating and capital expenditure budget for such fiscal year, certified and dated by the chief executive or chief financial officer of the Borrower, and (ii) detailed consolidated projections (including balance sheet, profit and loss statement and statement of cash flow) by product line on a quarterly basis for that fiscal year and on an annual basis for next two fiscal years.

(c)	Within 45 days after the end of each fiscal quarter of the Borrower (including the last quarter in each fiscal year), quarterly financial statements of the Borrower, which shall include a balance sheet, profit and loss statement and statement of cash flow. The profit and loss statement and the statement of cash flow to be submitted under this subsection shall be presented on a quarterly and a year-to-date basis, and the financial statements to be submitted under this subsection shall include comparisons with the same period for the prior year. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis. Such financial statements shall be dated and certified by the chief executive or chief financial officer of the Borrower and accompanied by a compliance certificate setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements, and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto. The compliance certificate shall be substantially in the form attached hereto as Exhibit A.

(d)	Within 30 days after the end of each month (including the last month in each fiscal quarter and in each fiscal year), monthly financial statements of the Borrower, which shall include a balance sheet, profit and loss statement and statement of cash flow. The profit and loss statement and the statement of cash flow to be submitted under this subsection shall be presented on a monthly and a year-to-date basis, and the financial statements to be submitted under this subsection shall include comparisons with the same period for the prior year. These financial statements may be company-prepared. Such financial statements shall be dated and certified by the chief executive or chief financial officer of the Borrower and accompanied by a compliance certificate setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements, and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto. The compliance certificate shall be substantially in the form attached hereto as Exhibit A.

(e)	Within 10 days of receipt or dispatch by the Borrower, copies of any management letters and correspondence relating to management letters sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(f)	Such additional financial information regarding the Borrower, CET and any guarantor, accommodation party, pledgor, grantor or other obligor with respect to the Facilities (each such guarantor, accommodation party, pledgor, grantor or other obligor being sometimes herein referred to as an “Obligor”) as the Bank shall request.

8.3	Leverage Ratio.
To maintain on a consolidated basis a ratio of Funded Debt to EBITDA (“Leverage Ratio”) not exceeding the applicable ratio indicated in the table below, calculated as of the end of each quarter-annual reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with the end of that reporting period.

Quarterly Period(s) Ending	Leverage Ratio

09-30-09	3.00 to 1.00
12-31-09	2.75 to 1.00
03-31-10 — 09-30-10	2.50 to 1.00
12-31-10 — 09-30-11	1.75 to 1.00
12-31-11 and thereafter	1.00 to 1.00
For purposes of this covenant:
“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, capital lease obligations, promissory notes, seller notes, letters of credit, if any, and any obligations guaranteed by the Borrower.
“EBITDA” means net income after extraordinary losses and before extraordinary gains, minus income or plus loss from discontinued operations, plus interest expense, income taxes, depreciation and amortization expense, plus non-cash charges for equity-based compensation expense. EBITDA will be calculated for the twelve-month period ending with the end of each reporting period.
8.4	Fixed Charge Coverage Ratio.
To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25 to 1.00, calculated as of the end of each quarter-annual reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with the end of that reporting period. For purposes of this covenant:
“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDAR minus maintenance capital expenditures in the amount of $50,000 per annum, minus cash income taxes, minus Restricted Payments (excluding Restricted Payments permitted by paragraph (d) of Section 8.8), to (b) the sum of interest expense, lease expense, rent expense and scheduled principal payments on term debt and the current portion of capitalized lease obligations.
*“EBITDAR” means the sum of EBITDA plus, without duplication, lease expense and rent expense.
8.5	Liquidity.
To maintain Liquidity equal to at least (i) $5,000,000 as of September 30, 2009, and (ii) $2,000,000 as of December 31, 2009 and as of the end of each subsequent quarter-annual period of the Borrower’s fiscal year; provided, however, that upon the delivery of a compliance certificate pursuant to Section 8.2(c) demonstrating a Leverage Ratio of 1.75:1.00 or less and during such time as Borrower maintains a Leverage Ratio of 1.75:1.00 or less, Borrower shall not be required to maintain minimum Liquidity as required by this covenant. For purposes of this covenant:
“Liquidity” means (a) cash on hand or in deposit in banks and fully insured by federal deposit insurance and (b) cash equivalents approved by Bank.
8.6	Capital Expenditures.
Not to make or incur capital expenditures (excluding capital lease obligations) in an aggregate amount in excess of $1,000,000 during any fiscal year.

8.7	Lease Expenditures.
Not to incur obligations for operating leases of real or personal property requiring payments in an aggregate amount in excess of $1,000,000 during any fiscal year.
8.8	Restricted Payments.
Not to declare, make or pay any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the acquisition, purchase, redemption, retirement, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest (“Restricted Payments”) except:
(a)	each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)	the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)	the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

(d)	the Borrower may make the Restricted Payments described on attached Schedule 8.1; provided, however, that
(i)	such payments shall be made using only the Borrower’s cash on hand and proceeds of the Facility No. 2 Commitment;

(ii)	any such payments occurring more than five (5) banking days after the making of the Term Loan Advance shall be made using only the Borrower’s cash on hand (other than proceeds of the Facility No. 2 Commitment), and in addition (A) the aggregate amount of such payments shall not exceed $2,500,000 less the aggregate amount of Restricted Payments made pursuant to subsection 8.5(e) below, and (B) such payments in each case shall be made only after delivery to the Bank of an officer’s certificate signed by the chief executive officer or chief financial officer of the Borrower that demonstrates and confirms that after giving effect to such payment, the Borrower would be in compliance with Section 8.5 hereof as of the end of the fiscal quarter of the Borrower then most recently ended.
(e)	the Borrower may make the Restricted Payments of the types described on attached Schedule 8.1 with respect to other employees holding options to purchase common stock of the Borrower; provided, however, that
(i)	any such payments shall be made using only the Borrower’s cash on hand (other than proceeds of the Facility No. 2 Commitment),

(ii)	the aggregate amount of such payments shall not exceed the lesser of (x) the difference between the sum of $2,500,000 and the aggregate amount of Restricted Payments made pursuant to paragraph (ii) of subsection 8.8(d), and (y) $300,000, and

(iii)	such payments in each case shall be made only after delivery to the Bank of an officer’s certificate signed by the chief executive officer or chief financial officer of the Borrower that demonstrates and confirms that after giving effect to such payment, the Borrower would be in compliance with Section 8.5 hereof as of the end of the fiscal quarter of the Borrower then most recently ended.
8.9	Bank as Principal Depository.
To maintain, and to cause each of its Subsidiaries to maintain, the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating, administrative, treasury management and investment accounts.
8.10	Other Debts.
Not to have, or permit its Subsidiaries to have, outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:
(a)	Acquiring services, goods, supplies or merchandise on normal trade terms, including by invoice or by accrual in accordance with GAAP.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement and disclosed in Schedule 8.10.

(e)	Purchase money debt and capitalized lease obligations financed by the Borrower through specific research grants to the Borrower for the development of pharmaceutical products in connection with such obligations, and other purchase money debt and capitalized lease obligations in an aggregate principal amount not exceeding $250,000 outstanding at any one time.

(f)	The indebtedness evidenced by the CET Pledged Note.

8.11	Other Liens.
Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or any Subsidiary now or hereafter owns, except:
(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens in existence on the date of this Agreement and disclosed in Schedule 8.11.

(d)	Liens securing purchase money debt or indebtedness arising under capitalized lease obligations permitted by this Agreement; provided, however, that in each case any such liens shall attach only to the specific item(s) of property or asset(s) financed with such purchase money debt or capitalized lease.

(e)	Liens on property of CET pursuant to the CET Security Agreement.

8.12	Maintenance of Assets.
Not to sell, assign, lease, transfer or otherwise dispose of, or permit any Subsidiary to sell, assign, lease, transfer or otherwise dispose of, any part of the Borrower’s or such Subsidiary’s business or the Borrower’s or such Subsidiary’s assets except in the ordinary course of business of the Borrower and its Subsidiaries.
8.13	Investments.
Not to have or permit any Subsidiary to have any existing, or make or permit any Subsidiary to make any new, investments in any individual or entity, or make or permit any Subsidiary to make any capital contributions or other transfers of assets to any individual or entity, except for:
(a)	Existing investments in CET (other than advances to CET described in subsection 8.14(c)) disclosed to the Bank in writing.

(b)	Investments permitted by Section 8.14.

(c)	Investments in (i) U.S. treasury bills and other obligations of the federal government, (ii) deposits maintained with Bank, (iii) deposits maintained with another bank and fully covered by federal deposit insurance or otherwise fully insured by an agency or instrumentality of the United States of America and backed by the full faith and credit of the United States of America and (iv) cash equivalents approved by Bank.

8.14	Loans.
Not to make any loans, advances or other extensions of credit to any individual or entity, except for:
(a)	Extensions of credit in existence on the date of this Agreement and disclosed in Schedule 8.14.

(b)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(c)	Extensions of credit to CET in an aggregate amount not exceeding $1,500,000 outstanding at any one time, provided that (i) extensions of credit by the Borrower to CET from the Facility No. 1 Commitment shall not exceed $500,000 outstanding at any one time and (ii) such extensions of credit are evidenced by the CET Pledged Note and secured by the CET Security Agreement.

(d)	Advances to employees for business travel and other expenses incurred in the ordinary course of business in an aggregate amount not exceeding $100,000 outstanding at any one time.
8.15	Additional Negative Covenants.
Not to, without the Bank’s written consent:
(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company other than CET.

(b)	Acquire or purchase a business or line of business or substantially all of the assets of a business or line of business.

(c)	Change the general character of the business of the Borrower as conducted on the date of this Agreement or engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

8.16	Notices to Bank.
To promptly notify the Bank in writing of:
(a)	Any lawsuit against the Borrower or any Subsidiary.

(b)	Any substantial dispute between any governmental authority on one hand and the Borrower or any Subsidiary on the other hand.

(c)	Any event of default under this Agreement, or any event that, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower’s or any Subsidiary’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s or any Subsidiary’s name, legal structure, place of business, or chief executive office if the Borrower or such Subsidiary has more than one place of business.

(f)	Any uninsured or partially uninsured loss of property of the Borrower or any Subsidiary through fire, theft, liability or property damage in excess of $25,000.

8.17	Insurance.
(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier including property damage insurance (including loss of use and occupancy) with respect to the Borrower’s or any Subsidiary’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance that is usual for the Borrower’s business. Each policy shall provide for at least thirty (30) days’ prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all-risk property damage insurance policies covering the tangible property comprising the Collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force and demonstrating compliance with the applicable provisions of this Section.

8.18	Compliance with Laws.
To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.
8.19	ERISA Plans.
Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the

Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.
8.20	Books and Records.
To maintain adequate books and records.
8.21	Visits, Inspections and Audits.
To allow the Bank and its agents to visit and inspect the properties of the Borrower and its Subsidiaries and examine, audit and make copies of books and records at any reasonable time. If any of the properties, books or records of Borrower or a Subsidiary is in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.
8.22	Perfection of Liens.
To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.
8.23	Cooperation.
To take, and cause its Subsidiaries to take, any action reasonably requested by the Bank to carry out the intent of this Agreement.
8.24	Collateral Account Notification and Acknowledgement.
To deliver to the Bank a signed original Collateral Account Notification and Acknowledgement Agreement covering the Collateral in the account(s) described therein, in form and substance acceptable to the Bank in its sole discretion, within a reasonable time following Bank’s request.
8.25	Subsidiaries.
Promptly (a) to cause any person that becomes a Subsidiary of the Borrower to become a guarantor of the Facilities and to grant liens and security interests on its assets to secure the Facilities by executing and delivering to the Bank such documents, instruments, agreements and certificates as the Bank shall deem appropriate for such purposes and (b) to take such actions and execute and deliver, or cause to be executed and delivered, such documents, instruments, agreements, certificates and opinions as are necessary to confirm to the satisfaction of the Bank and its legal counsel that such guaranty is valid and enforceable and that the security interests of the Bank in the Collateral of such Subsidiary are valid and enforceable first-priority perfected security interests. The provisions of this Section shall not apply to CET unless and until CET becomes a direct or indirect wholly-owned Subsidiary of the Borrower.
8.26	Change of Management.
Not to make any substantial change in its present executive or management personnel. A “substantial change”, as used in this subsection, shall include, but not be limited to, the removal or resignation of A.J. Kazimi as Chief Executive Officer.

9.	HAZARDOUS SUBSTANCES

9.1	Indemnity Regarding Hazardous Substances.
The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, that directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.
9.2	Compliance Regarding Hazardous Substances.
The Borrower represents and warrants that the Borrower and its Subsidiaries have complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.
9.3	Notices Regarding Hazardous Substances.
Until full repayment of the loans made pursuant to this Agreement, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or any of its Subsidiaries or any of their respective properties or operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.
9.4	Site Visits, Observations and Testing.
The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where any Collateral is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.
9.5	Definition of Hazardous Substances.
“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.
9.6	Continuing Obligation.
The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.
10.	DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, terminate the Facility No. 1 Commitment and the Facility No. 2 Commitment, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event that, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower or any of its Subsidiaries, then the entire debt outstanding under this Agreement will automatically be due immediately.
10.1	Failure to Pay.
The Borrower fails to make a payment under this Agreement when due, provided, however, that such failure shall not constitute an event of default hereunder if no other default or event of default has occurred and is continuing and such payment is received by the Bank within three (3) days of the date such payment was due.
10.2	Other Bank Agreements.
Any other default occurs under any other Loan Document or any other agreement the Borrower or any Obligor or any of the Borrower’s related entities or affiliates (including CET) has with the Bank or any affiliate of the Bank.
10.3	Cross-Default.
Any default occurs under any agreement in connection with any credit (the aggregate outstanding amount of which credit is in excess of $250,000) (i) the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or (ii) that the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed, provided, however, that in the event that such default occurs in connection with payment of sums due under the distribution agreement relating to the Borrower’s purchase of exclusive rights to distribute Kristalose® in North America, such default shall not be a cross-default so long as (i) such payment is being contested in good faith and by appropriate proceedings, for which adequate reserves in accordance with GAAP have been established on the books of such Borrower and (ii) such refusal to pay could not reasonably be expected to result in the termination of or the loss of any material rights under the distribution agreement.
10.4	False Information.
The Borrower or any Obligor has given the Bank materially false or misleading information or representations.

10.5	Bankruptcy.
The Borrower, any Subsidiary, any Obligor or any general partner of the Borrower or of any Obligor files a bankruptcy petition, or a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Subsidiary, any Obligor or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.
10.6	Receivers.
A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Subsidiary’s or Obligor’s business, or the business is terminated, or, if any Subsidiary or Obligor is anything other than a natural person, such Subsidiary or Obligor is liquidated or dissolved.
10.7	Lien Priority.
The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement.
10.8	Lawsuits.
Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Subsidiary or Obligor in excess of any insurance coverage.
10.9	Judgments.
Any judgments or arbitration awards are entered against the Borrower, any Subsidiary or any Obligor, or the Borrower, any Subsidiary or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in excess of any insurance coverage.
10.10	Death.
If the Borrower or any Obligor is a natural person, the Borrower or such Obligor dies or becomes legally incompetent; or if the Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.
10.11	Material Adverse Change.
A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s, any Subsidiary’s or any Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.
10.12	Government Action.
Any government authority takes action that the Bank believes materially adversely affects the Borrower’s, any Subsidiary’s or any Obligor’s financial condition or ability to repay.
10.13	Default Under Related Documents.
Any default occurs under any subordination agreement, security agreement, deed of trust, mortgage, the CET Pledged Note, the CET Security Agreement or any other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

10.14	Other Breach Under Agreement.
A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.
10.15	Change in Control.
Either:
(a)	Any individual, entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934) shall obtain beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) or control, directly or indirectly, in one or a series of transactions, of more than thirty (30%) of the common or other voting stock or thirty (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower; or

(b)	during any period of 24 consecutive months commencing on or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (i) elected by a majority of the remaining members of the board of directors of the Borrower or (ii) nominated for election by, or whose election is recommended by, a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower).
11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS
11.1	GAAP.
Except as otherwise stated in this Agreement, all financial and accounting terms are used, all financial information provided to the Bank will be prepared and all financial covenants will be calculated in accordance with under generally accepted accounting principles consistently applied.
11.2	Tennessee Law.
This Agreement is governed by Tennessee law.
11.3	Successors and Assigns.
This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.
11.4	Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law.
Anything in this Agreement or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the loans hereunder, acceleration of the maturity of the unpaid balance of such loans or otherwise, shall the interest and loan charges agreed to be paid to the Bank for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by the Borrower in respect of the loans made hereunder shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by the Bank that exceed such maximum amounts shall be applied to the reduction of the principal balance of the loans and/or refunded to the Borrower so that at no time shall the interest or loan charges paid or payable in respect of the loans hereunder exceed the maximum amounts permitted from time to time by applicable law.
11.5	Arbitration and Waiver of Jury Trial.

(a)	This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property Collateral for this credit is located or if there is no such Collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property Collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

11.6	Severability; Waivers.
If any part of this Agreement is not enforceable, the rest of this Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
11.7	Costs and Attorneys’ Fees.
The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.
11.8	Individual Liability.
If the Borrower is a natural person, the Bank may proceed against the Borrower’s business and non-business property in enforcing this and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.
11.9	One Agreement.
This Agreement, the Loan Documents and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement and any promissory note(s) that may be executed as additional evidence of the debt hereunder, all as now in effect or as hereafter amended, modified, extended, renewed or restated.
11.10	Indemnification.
The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.
11.11	Notices.
Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
11.12	Headings.
Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
11.13	Counterparts.
This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
11.14	Existing Loan Agreement and Existing Loan Documents.
This Agreement amends, restates, supersedes and replaces the Existing Loan Agreement, and upon the effectiveness hereof any credit outstanding thereunder shall be deemed to be outstanding under this Agreement. Except as amended and/or amended and restated pursuant to this Agreement, the Existing Loan Documents shall continue in full force and effect in all respects. References in any of the Existing Loan Documents to the Existing Loan Agreement, by whatever terminology used, hereafter shall be deemed to be references to this Agreement as the same may be supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time.
[This space left blank intentionally; signature page follows]

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.

By	/s/ Suzanne B. Smith

Name	Suzanne B. Smith

Title	Senior Vice President

CUMBERLAND PHARMACEUTICALS INC.

By	/s/ David L. Lowrance

Name	David L. Lowrance

Title	CFO

Address where notices to the Bank are to be sent:	Address where notices to the Borrower are
to be sent:
Bank of America, N.A.
Bank of America Plaza	Cumberland Pharmaceuticals Inc.
414 Union Street	2525 West End Avenue, Suite 950
Nashville, TN 37219-1697	Nashville, Tennessee 37203
Attn: Healthcare Banking Group (TN1-100-04-17)	Attn: A.J. Kazimi, Chief Executive Officer
Facsimile No. (615) 749-4951	Facsimile No. (615) 255-0094

CONSENTED TO AND APPROVED:

CUMBERLAND PHARMA SALES CORP.

By	/s/ A.J. Kazimi

Name	A.J. Kazimi

Title	Chief Executive Officer

ACKNOWLEDGED:

CUMBERLAND EMERGING TECHNOLOGIES, INC.

By	/s/ A.J. Kazimi

Name	A.J. Kazimi

Title	Chief Executive Officer

Credit Agreement Signature Page

Schedule 1
Existing Loan Documents
1.	Sixth Amended and Restated Promissory Note dated December 30, 2008, in the principal amount not exceeding $7,500,000, made and executed by the Borrower and payable to the order of the Bank.

2.	Amended and Restated Term Promissory Note dated December 30, 2008, in the principal amount of $5,000,000, made and executed by the Borrower and payable to the order of the Bank.

3.	Amended and Restated Security Agreement dated April 6, 2006, between the Borrower and the Bank, as amended by First Amendment to Security Agreement dated December 30, 2008, between the Borrower and the Bank.

4.	Trademark and Patent Security Agreement dated April 19, 2002, between the Borrower and the Bank, as amended by First Amendment to Trademark and Patent Security Agreement dated August 1, 2002, as further amended by Second Amendment to Trademark and Patent Security Agreement dated April 6, 2006, and as further amended by Third Amendment to Trademark and Patent Security Agreement dated December 30, 2006, all between the Borrower and the Bank.

5.	Guaranty dated January 21, 2009, executed in favor of the Bank by CPSC.

6.	Security Agreement dated January 21, 2009, between CPSC and the Bank.

Schedule 7.7
Litigation
None.

Schedule 8.1
Use of Term Loan Proceeds and Related Restricted Payments
A.J. Kazimi is expected to exercise options to purchase 4,097,090 shares of the Borrower’s common stock with an exercise price of $0.55 per share (the “Kazimi Option Exercise Transaction”), and Jean W. Marstiller is expected to exercise options to purchase 280,000 shares of the Borrower’s common stock with an exercise price of $0.50 per share (the “Marstiller Option Exercise Transaction”; and, together with the Kazimi Option Exercise Transaction, the “Option Exercise Transactions”). In the Kazimi Option Exercise Transaction, it is expected that the options will be exercised using a net-share settlement feature that will enable Mr. Kazimi to use a portion (expected to be not more than 1,452,321 shares) of the shares acquired upon exercise to satisfy the applicable minimum statutory federal income tax withholding requirements associated the Kazimi Option Exercise Transaction (expected to be not more than $29,000,000). In the Marstiller Option Exercise Transaction, it is expected that during the first quarter of 2010 the Borrower will repurchase from Ms. Marstiller a portion (valued at not more than $1,500,000) of the shares issued to Ms. Marstiller to provide funds for the satisfaction of the tax liabilities associated the Marstiller Option Exercise Transaction. Proceeds of the Facility No. 2 Commitment may be used to fund the minimum statutory federal income tax withholding requirements in connection with the Kazimi Option Exercise Transaction as aforesaid and to repurchase shares issued to Ms. Marstiller in connection with the Marstiller Option Exercise Transaction as aforesaid.
The Borrower represents and warrants that in connection with these Option Exercise Transactions and the related minimum statutory tax withholding, the Borrower expects to generate deferred tax assets that will offset the Borrower’s future tax liabilities in an aggregate amount of approximately $30,000,000.

Schedule 8.10
Liabilities
None.

Schedule 8.11
Liens
None.

Schedule 8.14
Loans/Extensions of Credit
None.

EXHIBIT A
COMPLIANCE CERTIFICATE
     This Compliance Certificate is delivered pursuant to Section 8.2 of that certain Fourth Amended and Restated Loan Agreement dated as of July 22, 2008 (together with all amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”), between Cumberland Pharmaceuticals Inc., a Tennessee corporation (the “Borrower”) and Bank of America, N.A (the “Bank”). Unless otherwise defined, terms used herein (including the attachments hereto) have the meanings provided in the Loan Agreement.
     The undersigned, being the duly elected, qualified and acting                           of the Borrower, on behalf of the Borrower and solely in his or her capacity as an officer of the Borrower, hereby certifies and warrants that:
     1. He or she is the                           of the Borrower and that, as such, he or she is authorized to execute this certificate on behalf of the Borrower.
     2. The financial statements being submitted to the Bank by the Borrower with this Certificate are true and correct as of the date hereof.
     3. The Borrower’s Leverage Ratio as of the end of the most recent fiscal quarter covered by such financial statements is            to 1.00, calculated as follows:
[SHOW COMPLIANCE CALCULATION]
     4. The Borrower’s Fixed Charge Coverage Ratio as of the end of the most recent fiscal quarter covered by such financial statements is            to 1.00, calculated as follows:
[SHOW COMPLIANCE CALCULATION]
     5. The Borrower’s Liquidity as of the end of the most recent fiscal quarter covered by such financial statements is $                    .
     6. The Borrower’s capital expenditures from the beginning of the current fiscal year through the end of the most recent [fiscal quarter] [month] covered by such financial statements total $                    .
     7. The Borrower’s operating lease expenditures from the beginning of the current fiscal year through the end of the most recent [fiscal quarter] [month] covered by the foregoing financial statements total $                    .
     8. As of the date of such financial statements and for the period(s) covered thereby, and as of the date of this certificate, no default was or is in existence under this Agreement[.] [except as described below. The actions the Borrower is taking and/or proposes to take with respect to such default(s) are set forth below.]

     IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this                      day of                          , 20     .

CUMBERLAND PHARMACEUTICALS INC.

By

Typed Name

Title